Exhibit 99 (h) (viii)

POWER OF ATTORNEY

The undersigned Officers and Directors of Brandywine Fund, Inc. and Brandywine Blue Fund, Inc. (the “Funds”) hereby appoint William F. D’Alonzo, Principal Executive Officer and Director of the Funds, as Attorney-in-Fact and agent, with the power and authority to do any and all acts and things and to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable in furtherance of the business and affairs of the Funds and relating to compliance by the Funds with the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (hereafter “Acts”), and any rules, regulations or requirements of the Securities and Exchange Commission (hereafter “SEC”) in respect thereof, filing by the Funds of any and all Registration Statements on Form N-14 or Form N-1A pursuant to the Acts and any amendments thereto, including applications for exemptive orders, rulings or filings of proxy materials (together “SEC filings”), signing in the name and on behalf of the undersigned as Officer or Director, as applicable, of the Funds for any and all such SEC filings, and the undersigned does hereby ratify and confirm all that said Attorney-in-Fact shall do or cause to be done by virtue thereof.

The undersigned Officers and Directors hereby execute this Power of Attorney which may be executed in multiple counterparts, all of which taken together shall constitute one original, as of this 6th day of December, 2010.

Name	Title

/s/William F. D’Alonzo	Principal Executive
William F. D’Alonzo	Officer and Director

/s/ Lynda J. Campbell	Principal Financial and
Lynda J. Campbell	Accounting Officer

/s/ Charles Quentin Sweeting Jackson	Director
Charles Quentin Sweeting Jackson

/s/ Stuart A. McFarland	Director
Stuart A. McFarland

/s/ W. Richard Scarlett III	Director
W. Richard Scarlett III

/s/ Thomas D. Wren	Director
Thomas D. Wren

/s/ James W. Zug	Director
James W. Zug